EXHIBIT 99.1

INTERACTIVE DATA CORPORATION REPORTS THIRD-QUARTER RESULTS
AND IMPROVES 2004 OUTLOOK

Third-quarter Revenue Increases by 10.4%; Net Income Increases by 20.9%

BEDFORD, Mass – October 21, 2004 – Interactive Data Corporation (NYSE: IDC) today reported its financial results for the third quarter ended September 30, 2004. Third-quarter 2004 revenue of $122.9 million grew 10.4% over the comparable period in 2003. Net income for the third quarter of 2004 was $21.8 million, or $0.23 per diluted share, compared with $18.0 million, or $0.19 per diluted share, in the same quarter last year.

“The third quarter of 2004 was exceptionally strong for Interactive Data,” stated Stuart Clark, president and chief executive officer. “Our top-line growth reflects the contributions of acquisitions made during the past year, combined with a strong performance in North America, particularly at FT Interactive Data and eSignal. Excluding the contributions of the businesses we acquired or closed during the past 12 months, and the effects of foreign exchange, we achieved organic revenue growth of 4.8%. We generated record quarterly profits due to a combination of higher revenue, the net benefit associated with renegotiated supplier contracts, and a lower effective annual tax rate. In September, we accomplished an important strategic objective by acquiring the assets of FutureSource, a leader in real-time futures, commodities and foreign exchange data. This acquisition complements eSignal’s service offerings, customer base and geographic reach.”

Clark commented, “The overall market environment was stable during the third quarter as customers balanced their spending with cost control initiatives. It is rewarding to see that our services continue to play an important role in the operations of both new and long-term institutional clients. Just as important, our clients continue to recognize the value of our offerings. During the third quarter, we generated strong institutional renewal rates at or above 95% worldwide, experienced sequentially lower levels of contract cancellations and renegotiations, and gained sales traction with new and existing customers across the organization.”

“During the quarter, we focused on developing new services and delivering enhanced offerings,” said Clark. “At the same time, we also invested in our infrastructure through initiatives such as our data center consolidation project, which remains on schedule. In addition, we continue to address the opportunities and challenges associated with ongoing changes in the regulatory environment.”

Other Third Quarter Operating and Financial Highlights

•	Before the effects of foreign exchange, third-quarter 2004 revenue grew by $8.6 million, or 7.7%, over the comparable period in 2003. Before the effects of foreign exchange, third-quarter 2004 total costs and expenses increased by $4.9 million, or 5.9%, from the third quarter of last year. The net effect of foreign exchange for the third quarter of 2004 was $0.8 million, reflecting a $2.9 million increase in revenue offset by a $2.1 million increase in total costs and expenses.

•	FT Interactive Data generated third-quarter revenue of approximately $82.3 million, an 8.8% increase over the prior year’s third quarter. North American revenue for the third quarter of 2004 grew 10.5% over last year’s same quarter, driven by both new sales and the expansion of business within current key accounts. The number of Fair Value Information Service customers increased to 89 in the third quarter of 2004, up from 67 in the second quarter of 2004, and new sales activity for this service remains robust. Third-quarter 2004 European revenue increased by 4.1% (or a decline of 2.5% before the effect of foreign exchange and excluding the Index Services business that was closed at the end of 2003) from the same quarter last year. Asia-Pacific third-quarter 2004 revenue was roughly flat in absolute dollars compared with the prior year’s third quarter.

•	ComStock generated third-quarter 2004 revenue of $17.8 million, an increase of 12.1% over the same quarter last year (or 7.6% before the effects of foreign exchange). This growth is due to the acquisition of the HyperFeed Technologies customer base in November 2003. Revenue from HyperFeed customers represented nearly 14% of ComStock’s third-quarter 2004 revenue. To further increase the appeal of its offerings with prospective institutional clients, ComStock continued development work and testing on key middleware interfaces, with availability of these interfaces anticipated later this year.

•	CMS BondEdge revenue for the third quarter of 2004 increased 5.0% over last year’s third quarter to $8.0 million. Third-quarter highlights included 13 new client installations, and ongoing development activity to add new features and functionality for BondEdge in both the U.S. and international markets.

•	eSignal’s third-quarter 2004 revenue grew 27.1% to $13.9 million over 2003’s third quarter. FutureSource, whose assets were acquired by the Company in September 2004, represented approximately 13% of eSignal’s third-quarter 2004 revenue. eSignal ended the third quarter with more than 42,000 direct subscription terminals, which includes approximately 6,500 terminals as a result of the FutureSource asset acquisition.

•	As expected, other services revenue for the third quarter of 2004 decreased 28.8% from the same quarter last year to $0.9 million primarily as a result of the phase out of broadcast services in April 2004.

•	Total third quarter 2004 costs and expenses increased by $7.0 million, or 8.5%, to $89.3 million from $82.3 million in the third quarter of 2003 primarily due to total costs and expenses of $2.8 million associated with the businesses acquired or closed during the past 12 months, the effects of foreign exchange totaling $2.1 million, and increased spending of $1.6 million associated with the data center consolidation initiative. Excluding such factors, total costs and expenses in the third quarter of 2004 were roughly flat with the same period last year as modest spending increases were offset primarily by a $1.8 million net benefit resulting from renegotiated supplier contracts. Contributing to the modest spending increases were continued investments in the people, processes and programs associated with regulatory compliance, including compliance with Sarbanes-Oxley rules and regulations.

Nine Month Results

For the nine months ended September 30, 2004, Interactive Data reported revenue of $359.4 million versus $322.3 million for the comparable period in 2003, an increase of 11.5%. Total costs and expenses for the first nine months of 2004 rose 13.0%, or $30.7 million, to $266.1 million from the comparable period in 2003. Income from operations increased 7.4% from $86.9 million in the first nine months of 2003 to $93.3 million for the comparable period in 2004. For the first nine months of 2004, net income increased 9.7% to $59.2 million, or $0.62 per diluted share, from $54.0 million, or $0.57 per diluted share, for the comparable period in 2003.

As of September 30, 2004, Interactive Data had no outstanding debt and had cash and cash equivalents of $175.1 million, which reflects the use of approximately $18.0 million in cash to acquire the assets of FutureSource and approximately $14.1 million for share repurchases during the third quarter of 2004. As previously announced, Interactive Data completed its August 2002 one million share buyback program during the third quarter of 2004. As also announced, the Company’s Board of Directors authorized a new one million share buyback program, although shares have not yet been repurchased under the new program.

Outlook

We anticipate similar business conditions in the fourth quarter to those that we experienced in the third quarter. We believe customers in the financial services sector will continue to be focused on cost containment initiatives. Including the contribution from FutureSource, the assets of which were acquired in September 2004, we currently anticipate low double-digit revenue growth in 2004. We expect to deliver net income growth in 2004 ranging from high single-digit net income growth to low double-digit net income growth. The effective tax rate for 2004 is expected to be in the range of 37.5%-38%. Capital expenditures for 2004 are now expected to be in the range of $23.0-$25.0 million with the increase from prior guidance primarily due to the anticipated capital needs of FutureSource.

We expect to provide detailed guidance for 2005 in conjunction with the announcement of our fourth-quarter and full-year 2004 results. We anticipate announcing our fourth-quarter and full-year 2004 results in mid/late February, subject to the preparation and audit of our financial statements for the year ending December 31, 2004, as well as the timing of our compliance with applicable Sarbanes-Oxley rules and regulations.

Conference Call Information

Interactive Data Corporation’s management will conduct a conference call Thursday, October 21, at 11:00 a.m. Eastern Time to discuss the third-quarter 2004 results, related financial and statistical information, and additional business matters. The dial-in number for the conference call is (706) 679-4631; no access code is required. Investors and interested parties may also listen to the call via a live web broadcast available through the Investor Relations section of the Company’s web site at www.interactivedatacorp.com and through www.StreetEvents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will be available from October 21, 2004 at 2:00 p.m. through Thursday, October 28, 2004 and can be accessed by dialing (706) 645-9291 or (800) 642-1687, conference ID #288000. This press release will be accessible on the Investor Relations section of the Company’s web site at www.interactivedatacorp.com.

Non-GAAP Information

In an effort to provide investors with additional information regarding our results as determined by generally accepted accounting principles (GAAP), we also disclose the following non-GAAP information, which management believes provides the following useful information to investors:

•	Management refers to growth rates at constant currency so that business results can be viewed without impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of the Company’s underlying business. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.

•	Management refers to organic growth, which excludes the contribution of businesses acquired or closed during the past 12 months, and the effects of foreign currency exchange rates, because management believes that facilitating period-to-period comparisons of the Company’s organic revenue growth on a constant dollar basis better reflects actual trends.

•	Management includes information regarding total costs and expenses excluding total costs and expenses associated with the businesses acquired or closed during the past 12 months, the effects of foreign exchange, and increased spending related to the data center consolidation initiative because management believes changes in our core total costs and expenses on a constant dollar basis better reflect actual trends.

The above measures are non-GAAP measures and should not be considered in isolation from, and are not intended to represent an alternative measure of, revenue, total costs and expenses, earnings or cash flows provided by operating activities, each as determined in accordance with GAAP. In addition, the above measures may not be comparable to similarly titled measures reported by other companies.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe-harbor created by such Act. These statements include our statements discussing future financial conditions, results or projections, including those appearing under the heading “Outlook.” These statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and products; (ii) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our data centers; (iii) our ability to maintain relationships with our key suppliers and providers of market data; (iv) our ability to maintain our relationships with service bureaus and custodian banks; (v) a decline in activity levels in the securities markets; (vi) consolidation of financial services companies, both within an industry and across industries; (vii) the continuing impact of cost cutting pressures across the industries we serve; (viii) new product offerings by competitors or new technologies that could cause our products or services to become less competitive or obsolete; (ix) our ability to derive the anticipated benefits from our acquisitions; (x) potential regulatory investigations of us or our customers relating to our services; (xi) the regulatory requirements applicable to our FT Interactive Data subsidiary, which is a registered investment advisor; (xii) our ability to attract and retain key personnel; (xiii) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; (xiv) our ability to successfully complete the consolidation of our data centers and achieve anticipated benefits; and (xv) our ability to comply in a timely manner with the rules and regulations set forth in and/or adopted pursuant to the Sarbanes-Oxley Act. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation is a leading global provider of securities pricing, financial information, and analytic tools to institutional and individual investors. The Company supplies time-sensitive pricing (including evaluated pricing), dividend, corporate action, and descriptive information for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management, and valuation activities.

Interactive Data Corporation is headquartered in Bedford, Massachusetts. Through its branded businesses, FT Interactive Data, ComStock, CMS BondEdge, and eSignal, Interactive Data Corporation has approximately 1,800 employees in offices located throughout North America, Europe, Asia, and Australia. Pearson plc (NYSE: PSO), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, owns approximately 60 percent of the outstanding common stock of Interactive Data Corporation.

COMPANY CONTACTS
Investor Contact:	Media Contact:
Andrew Kramer	Jeanne Murphy
Director of Investor Relations	Marketing Communications Manager
781-687-8306	781-687-8548
Andrew.Kramer@ftid.com	Jeanne.Murphy@ftid.com

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2004	2003	Change	2004	2003	Change
SERVICE REVENUES	$122,884	$111,334	10.4%	$359,389	$322,271	11.5%
COSTS & EXPENSES
Cost of services	38,058	36,129	5.3%	114,382	102,737	11.3%
Selling, general & administrative	40,958	36,911	11.0%	121,352	105,594	14.9%
Depreciation	4,689	4,091	14.6%	13,728	12,714	8.0%
Amortization	5,555	5,122	8.5%	16,617	14,361	15.7%

Total costs & expenses	89,260	82,253	8.5%	266,079	235,406	13.0%

INCOME FROM OPERATIONS	33,624	29,081	15.6%	93,310	86,865	7.4%
Other income, net	622	193	222.3%	1,554	911	70.6%

INCOME BEFORE INCOME TAXES	34,246	29,274	17.0%	94,864	87,776	8.1%
Income tax expense	12,482	11,271	10.7%	35,669	33,794	5.5%

NET INCOME	$21,764	$18,003	20.9%	$59,195	$53,982	9.7%
NET INCOME PER SHARE
Basic	$0.23	$0.19	21.1%	$0.64	$0.59	8.5%
Diluted	$0.23	$0.19	21.1%	$0.62	$0.57	8.8%
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	93,149	92,539	0.7%	93,173	92,174	1.1%
Diluted	95,442	94,789	0.7%	95,396	94,299	1.2%

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2004	2003
	Unaudited
ASSETS
Current Assets:
Cash and cash equivalents	$175,117	$131,639
Accounts receivable, net	90,684	75,785
Prepaid expenses and other current assets	7,384	6,773
Deferred income taxes	5,472	4,640

Total current assets	278,657	218,837

Property and equipment, net	53,210	46,193
Goodwill	470,881	462,323
Other intangible assets, net	175,213	182,305
Other assets	813	664

Total Assets	$978,774	$910,322

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$13,540	$9,877
Payable to affiliates	1,218	1,279
Accrued liabilities	60,703	62,311
Income taxes payable	8,339	12,948
Deferred revenue	40,129	30,336

Total current liabilities	123,929	116,751
Deferred tax liabilities	30,025	29,204
Other liabilities	2,111	1,836

Total Liabilities	156,065	147,791

Stockholders’ Equity:
Preferred stock	—	—
Common stock	960	950
Additional paid-in capital	814,684	800,391
Treasury stock, at cost	(41,326)	(26,980)
Accumulated earnings (deficit)	36,998	(22,197)
Accumulated other comprehensive income	11,393	10,367

Total Stockholders’ Equity	822,709	762,531

Total Liabilities and Stockholders’ Equity	$978,774	$910,322

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended
	September 30,
	(Unaudited)
	2004	2003
Cash flows provided by (used in) operating activities:
Net income	$59,195	$53,982
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,345	27,075
Tax benefit from exercise of stock options	2,567	3,234
Deferred income taxes	2,015	—
Other non-cash items, net	503	177
Changes in operating assets and liabilities, net	(10,727)	794

NET CASH PROVIDED BY OPERATING ACTIVITIES	83,898	85,262

Cash flows provided by (used in) investing activities:
Purchase of fixed assets	(17,723)	(8,181)
Acquisition of business	(17,676)	(115,972)
Other investing activities	—	506

NET CASH USED IN INVESTING ACTIVITIES	(35,399)	(123,647)
Cash flows provided by (used in) financing activities:
Purchase of treasury stock	(14,346)	(1,330)
Proceeds from exercise of stock options and employee stock purchase plan	9,334	8,637

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(5,012)	7,307
Effect of exchange rate on cash	(9)	1,437

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	43,478	(29,641)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	131,639	153,243

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$175,117	$123,602

RECONCILIATION OF NON-GAAP MEASURES

Revenue by Business Unit and Organic Revenue Growth (Service Revenue Before Effects
of Foreign Exchange, and FutureSource, HyperFeed and Index Services Revenue)

($ in Thousands)

	Q3 2004	Q3 2003	Growth
Service Revenue
FT Interactive Data	$82,279	$75,638	8.8%
ComStock	17,836	15,907	12.1%
CMS BondEdge	7,962	7,585	5.0%
eSignal	13,916	10,952	27.1%
Other	891	1,252	(28.8%)

	$122,884	$111,334	10.4%
Effects of Foreign Exchange	(2,929)	—

Service Revenue before Effects of Foreign Exchange	119,955	111,334	7.7%
Service Revenue – FutureSource	(1,845)	—
Service Revenue – HyperFeed	(2,473)	—
Service Revenue – Index Services	—	(962)

Organic Revenue Growth (Service Revenue before Effects of Foreign Exchange, and FutureSource, HyperFeed and Index Services Revenue)	$115,637	$110,372	4.8%

Total Costs and Expenses Before Effect of FutureSource, HyperFeed and Index Services
Total Costs and Expenses, Effects of Foreign Exchange, and Data Center Consolidation
Initiative Costs

($ in Thousands)

	Q3 2004	Q3 2003	Growth
Total Costs & Expenses	$89,260	$82,253	8.5%
Total Costs & Expenses – HyperFeed	(1,708)	—
Total Costs & Expenses – Index Services	—	(673)
Total Costs & Expenses – FutureSource	(1,774)
Effects of Foreign Exchange	(2,141)	—
Data Center Consolidation Initiative Costs	(2,613)	(1,019)

Total Costs & Expenses before above factors	$81,024	$80,561	0.1%